Exhibit 10.7

SECOND AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

This Second Amended and Restated Executive Employment Agreement (the “Agreement”) is entered into as of September 20, 2019, by and between Frequency Therapeutics, Inc., a Delaware corporation (“Frequency” or the “Company”), and David Lucchino (“Mr. Lucchino” or the “Executive”) (each a “Party” and collectively, the “Parties”).

WHEREAS, the Company and Executive previously entered into an Executive Employment Agreement, effective as of June 1, 2016, as amended and restated on August 31, 2018 (the “Prior Agreement”);

WHEREAS, in connection with the Company’s initial public offering of stock pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “IPO”), the Company wishes to continue to employ the Executive in the position of Chief Executive Officer, and the Executive and the Company desire to amend and restate the Prior Agreement to set forth in a written agreement the terms and conditions of the Executive’s continued employment by and services to the Company;

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties agree to amend and restate the Prior Agreement in its entirety as set forth herein, and the parties hereto further agree as follows:

1. Employment.

a. Effective on the closing of the IPO (the “Effective Date”), and subject to the terms and conditions of this Agreement, the Company shall continue to employ the Executive as President and Chief Executive Officer (“CEO”), reporting only to the Company’s Board of Directors (the “Board”). Executive will have the responsibilities, duties, and authority customarily assigned to the President and CEO position within corporations of the size, type and nature similar to that of the Company. The Executive shall serve as a member of the Board while he is the CEO.

b. During his employment with the Company, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote substantially all of his full business attention and time to the Company’s business and affairs and shall use his best efforts to carry out such responsibilities faithfully and efficiently, and in accordance with Company policy and procedures. Subject to Company approval where required by applicable policy, it shall not be considered a violation of the foregoing for the Executive to (i) serve on corporate, civic or charitable boards or committees, (ii) serve as a member of the board of directors of up to two (2) organizations that are not competitors of the Company (or such greater number as approved by the Board), (iii) deliver lectures, fulfill speaking engagements or teach at educational institutions and (iv) manage personal investments, so long as such activities do not materially interfere with the performance of the Executive’s responsibilities on behalf of the Company, violate the Company’s standards of conduct then in effect or raise a conflict under the Company’s conflict of interest policies as then in effect. For the avoidance of doubt, the Board has already consented to Executive’s service on the boards of directors set forth on Exhibit A hereto.

As an officer of the Company, the Executive shall be entitled to indemnification and other related protections, to the fullest extent allowed under the law and the Company’s Certificate of Incorporation, as may be amended from time to time. Executive will also be covered under a directors and officers liability insurance policy paid for by the Company to the extent that the Company maintains such a liability insurance policy now or in the future.

2. At-Will Employment. The Parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time by either Party with or without cause or notice, subject to the provisions of Section 5 of this Agreement. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company. The term “Employment Period” means the period during which the Executive is employed under this Agreement.

3. Compensation; Benefits; Equity.

a. Base Salary. As compensation for the Executive’s services hereunder, during the Employment Period, the Company will pay the Executive a base salary at the annual rate of $525,000 (“Base Salary”), payable at such times and intervals as the Company pays the base salaries of its other executive employees. Base Salary shall be reviewed at least annually by the Board for possible increase. The Base Salary shall not be reduced after any such increase (other than a general salary reduction that applies to all of the Company’s senior executive staff), and the term “Base Salary” shall thereafter refer to the Base Salary as so modified.

b. Annual Bonus. During the Employment Period, the Executive will be eligible for an annual bonus for each full year of employment targeted at 55% of his Base Salary (the “Target Bonus”), based on the attainment of mutually agreed performance objectives between the Executive and the Board established in writing during the first quarter of the applicable bonus year. The Board shall, in good faith, determine whether the Executive has attained such objectives and, as a result, the amount of any bonus (the “Annual Bonus”). The Annual Bonus shall be calculated and paid no later than March 15 of the year following the calendar year for which performance was measured and the Executive was eligible for such Target Bonus.

c. Long-Term Incentive Awards. The Executive shall be eligible for other or additional long-term incentives in the discretion of the Board. Such other or additional incentive awards shall be on a level, and on terms and conditions, that are commensurate with his position and responsibilities at the Company and appropriate in light of corresponding incentive awards to other senior executives of the Company.

d. Equity.

(i) As a founder of the Company, Executive purchased restricted stock from the Company pursuant to a Restricted Stock Agreement entered into on November 13, 2014 (the “Founder’s RSA”). The Founder’s RSA is incorporated herein by reference and remains in full force and effect. The Executive also acknowledges having received options to purchase shares of the Company’s common stock and that the terms of such options remain in full force and effect.

(ii) If all or a portion of the Company’s assets are spun out into a newly created entity or the Company is reorganized into a limited liability company (“LLC”) or holding company structure (with subsidiaries), the Company agrees that Executive’s ownership of such entities and/or the LLC holding company, as the case may be, shall represent the same relative percentage ownership as it was immediately prior to the spin out or reorganization. For the avoidance of doubt, if such assets are contributed to a newly created entity in which the Company and a third party own an equity interest in such newly created entity (e.g., a joint venture), Executive shall be deemed to have the same relative ownership of such subsidiary or entity for purposes of the foregoing sentence.

(iii) Executive shall be eligible to receive equity awards under the Incentive Plan annually or on such regular basis as awards are made to employees of the Company.

(iv) In the event of a Change of Control (as defined below), 100% of Executive’s then outstanding time-based Equity Awards will accelerate and vest.

e. Benefits. During the Employment Period, the Executive shall participate in all employee benefit plans, programs, arrangements and perquisites made available generally to the Company’s senior executives or to its employees generally. Executive shall also receive such additional fringe benefits and perquisites as the Company may, in its discretion, from time-to-time provide.

f. Vacation. During the Employment Period, the Executive shall be entitled to four (4) weeks of paid vacation time per calendar year.

g. Reimbursement of Expenses. The Company shall reimburse the Executive for all out-of-pocket business expenses incurred by the Executive during the Employment Period in furtherance of the Company’s business in accordance with Company policies, upon presentation by Executive of documentation, expense statements, receipts, vouchers and/or such other supporting information as the Company may reasonably request. The expenses eligible for reimbursement in one taxable year may not affect the expenses eligible for reimbursement in any other taxable year; reimbursement will be made in accordance with the Company’s normal practices; and the right to reimbursement is not subject to liquidation or exchange for another benefit.

h. Financial and Legal Services. In addition, the Company shall reimburse Executive for his reasonable legal costs incurred in the development and negotiation of this Agreement (and any subsequent amendment of this Agreement), up to a maximum of $7,500 for each calendar year during the Agreement is being developed, amended and/or negotiated.

4. Termination and Defined Terms. As set forth in Section 2, Executive’s employment is “at-will” and may be terminated at any time by either Party with or without cause or notice. However, under certain terminations of employment, Executive will be eligible to receive benefits set forth in Section 5. This Section 4 sets forth defined meanings of certain terms related to termination of employment.

a. Cause. For purposes of this Agreement, “Cause” means: (i) misappropriation of the funds or property of the Company; (ii) conviction of, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude; (iii) willful and gross misconduct or neglect in carrying out his duties under this Agreement (not due to sickness or disability), resulting, in either case, in material economic harm to the Company; provided, however, that this clause (iii) shall not apply to any conduct by the Executive if the Executive believed in good faith that such conduct was in, or not opposed to, the best interests of the Company unless such conduct is inconsistent with a direct instruction from the Board; (iv) Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of non-disclosure as a result of Executive’s relationship with the Company; or (v) Executive’s repeated failure to substantially perform Executive’s assigned duties or responsibilities as an employee as directed or assigned by the Board (other than a failure resulting from the Executive’s disability) after written notice thereof from the Board to Executive describing in reasonable detail Executive’s failure to perform such duties or responsibilities and Executive having had the opportunity to address the Board, with counsel, regarding such alleged failures and Executive’s failure to remedy same within thirty (30)

days of receiving written notice. The Company shall give the Executive notice of termination specifying which of the foregoing provisions is applicable. With respect to any action or inaction for Cause that is curable (as reasonably determined by the Board in good faith), Executive will be afforded a cure period of not less than 30 days following the date of notice to cure any action or inaction determined to be Cause.

b. Good Reason. For purposes of this Agreement “Good Reason” means Executive’s resignation following (i) being removed as CEO of the Company without the Executive’s express written consent or material and adverse changes to Executive’s duties, status, reporting relationship, authority or responsibilities; (ii) a material reduction in Executive’s Base Salary; (iii) a material diminution in the budget over which the Executive retains authority; (iv) the change of the Executive’s principal place of employment to a location more than twenty-five miles from Boston, MA; (v) the failure of the Company to obtain the assumption in writing of its obligation to fully perform this Agreement by any successor to all or substantially all of the assets of the Company on or before the closing date of any merger, consolidation, sale or similar transaction; or (vi) any other material breach by the Company (or any affiliate) of a provision of this Agreement or any agreement between the Executive and the Company (or any affiliate). The Executive shall give the Company Notice of Good Reason specifying which of the foregoing provisions is applicable within ninety (90) days of the occurrence of such event and the factual basis therefor, and if the Company fails to remedy such condition within thirty (30) days of receipt of such note, the Executive’s last day of actual employment with the Company shall be the 30th business day after such Notice is given or such other date as the Company and the Executive shall agree.

c. Disability. For purposes of this Agreement, the term “Disability” means the inability of the Executive, due to a physical or mental disability, for a period of 180 days, whether or not consecutive, during any 360-day period, to perform the services contemplated under this Agreement. A determination of disability shall be made by a physician satisfactory to both the Executive and the Company, provided that if the Executive and the Company do not agree on a physician, the Executive and Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties;

5. Effect of Employment Termination.

a. By the Company for Cause or by the Executive without Good Reason. If the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason, the Company shall pay to the Executive the compensation and benefits otherwise payable to him through the last day of his actual employment, all reimbursements for expenses incurred on the Company’s behalf and any annual bonus payment from the prior year that was unpaid as of the date of termination (the “Accrued Obligations”).

b. By the Executive for Good Reason; by the Company without Cause Or Upon Non-Renewal of this Agreement for Good Reason or Without Cause, or upon Death or Disability of Executive. If the Executive’s employment is terminated by the Executive for Good Reason or by the Company other than for Cause, or in the case of the death or Disability of the Executive (in each case, a “Qualifying Termination”), the Executive, or his estate in the case of Executive’s death, shall be entitled to the following, subject to the release requirement set forth in Section 5(d):

(i) Severance payment. The Company shall pay to the Executive or his estate the Accrued Obligations plus an amount equal to (A) Executive’s monthly Base Salary (disregarding any salary reduction that forms the basis for Good Reason) for a period equal to twelve (12) months (the “Severance Measurement Period”), (B) 100% of Executive’s full Target Bonus for the year that includes the termination of employment assuming 100% achievement of the performance metrics for such year (for illustrative purposes, if Executive is terminated in 2017, then he receives 100% of the Target Bonus for 2018 under this clause (B) assuming 100% achievement of the performance metrics for 2018) and (C) an additional payment equal to Executive’s Target Bonus for the year that includes the termination of employment, but prorated based on the portion of the year that Executive was employed prior to termination (for illustrative purposes, if Executive is terminated on July 1, 2018, then he receives 50% of this Target Bonus for 2018 under this clause (C) because he was employed for 50% of 2018). All payments under this subsection (i) shall be paid less applicable tax withholding in a single lump-sum payment on the first Company payroll date after the Release Deadline (as defined below), but in no event later than March 15th of the year following the year of the Qualifying Termination.

(ii) Equity Awards. Prior to a Change of Control, notwithstanding any provision of any plan, award or agreement to the contrary, all equity awards granted to the Executive by the Company (or an affiliate), including, but not limited to, the options held by Executive and the Founder’s Shares (collectively, the “Equity Awards”) shall, on the termination date, accelerate and vest as to a number of shares that would have vested had Executive remained employed through the date six (6) months following the termination of employment date. For clarity, acceleration under this Section 5(b)(ii) is limited to time-based Equity Awards. In addition, the Company agrees that in connection with such termination that Executive may request and shall receive a reasonable extension of the exercise period under Executive’s option Equity Awards, or some other mutually agreeable and reasonable arrangement to enable the Executive to exercise all or a portion of such vested option Equity Awards following termination. Executive acknowledges that the foregoing may have tax consequences to Executive and that Executive has sought his own tax advice in connection therewith.

(iii) Benefits. In the event that the Executive and/or his dependents participate in any health insurance plan offered by the Company as of the Executive’s last day of actual employment, if the Executive and/or his dependents elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay any premiums associated with such continuation coverage during the Severance Measurement Period.

c. Change of Control-Related Termination. Notwithstanding Section 5(b), in the event of a Qualifying Termination following a Change of Control (as defined below), then Executive will receive the same benefits set forth in Section 5(b), except that (x) the Severance Measurement Period for purposes of Section 5(c)(i) and 5(c)(iii) will be eighteen (18) months and (y) in lieu of Section 5(c)(ii), 100% of Executive’s Equity Awards will accelerate and vest, including any performance-based vesting Equity Awards which will accelerate and vest at target level of achievement.

For purposes of this Agreement, “Change of Control” means the occurrence of any of the following events after the Effective Date:

(i) any one person, or more than one person acting as a group (“Person”) becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities, excluding, however, any Person (or group of which such Person forms a part and of which such Person owns at least 20%) that is currently an Affiliate of the Company; or

(ii) during any period of two (2) consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board (and any new director, whose election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was so approved), cease for any reason to constitute a majority thereof;

(iii) the consummation of (A) a sale or disposition of all or substantially all of the Company’s assets; or (B) a merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the holders of voting securities of the Company outstanding immediately prior thereto owning more than fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization, excluding, however, any Person (or group of which such Person forms a part and of which such Person owns at least 20%) that is currently an Affiliate of the Company; or

(iv) the approval of a plan of complete liquidation of the Company by the stockholders of the Company.

d. Release Requirement. The receipt of any severance payments or benefits under Sections 5(b) or (c) (other than the Accrued Obligations) pursuant to this Agreement is subject to Executive signing and not revoking the Company’s customary separation and release of claims agreement (the “Release”), which must become effective and irrevocable no later than the 60th day following Executive’s termination of employment (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any right to severance payments or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Release actually becomes effective and irrevocable. The Release will not include any additional post-employment restrictive covenants other than as set forth in Executive’s Founder Non-Competition and Non-Solicitation Agreement (the “Non-Compete Agreement”) or Executive’s Founder Invention and Non-Disclosure Agreement (the “Proprietary Agreement”).

e. No Mitigation; No Set Off. In the event of any termination of employment hereunder, the Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due to the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

6. Section 409A. In compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) (to the extent applicable), and notwithstanding any other provision of this Agreement: (i) the amount of expenses eligible for reimbursement and the provision of in-kind benefits during any calendar year shall not affect the amount of expenses eligible for reimbursement or the provision of in-kind benefits in any other calendar year; (ii) the reimbursement of an eligible expense shall be made on or before December 31 of the calendar year following the calendar year in which the expense was incurred; (iii) reimbursement or right to an in-kind benefit shall not be subject to liquidation or exchange for another benefit; and (iv) each reimbursement payment or provision of in-kind benefit shall be one of a series of separate payments (and each shall be construed as a separate identified payment) for purposes of Section 409A.

A termination of employment or employment termination under this Agreement shall be deemed to occur only if it meets the requirements of a “Separation from Service” as defined at Treasury Regulation Section §1.409A-1(h).

Notwithstanding any other provisions of this Agreement to the contrary, and solely if and to the extent necessary for compliance with Section 409A and not otherwise eligible for exclusion from the requirements of Section 409A, if as of the date of the Executive’s separation from service from the Company, he is deemed to be a “specified employee” (within the meaning of Section 409A), no payment or other distribution required to be made to the Executive hereunder (including any payment of cash, any transfer of property and any provision of taxable benefits) solely as a result of his separation from service shall be made until the date that is the earlier of (1) the first day of the seventh month following the date on which the Executive separates from service with the Company or (2) the date of the Executive’s death, if and to the extent required under Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to the foregoing shall be paid or reimbursed to the Executive in a lump sum, and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

This Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A, or the payment of increased taxes, excise taxes or other penalties under Section 409A. The Parties intend this Agreement to be in compliance with or exempt from Section 409A.

7. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party; provided, that the Company (a) may assign its rights, interests or obligations hereunder to a subsidiary, subdivision or affiliate, provided that the Company shall remain responsible to the Executive for such obligations in the event they are not met by such assignee; or (b) shall assign its obligations hereunder to a person, corporation, organization or other entity that acquires (whether by stock purchase or merger or otherwise) all or substantially all of the business or assets of the Company.

8. Arbitration.

a. Arbitration. IN CONSIDERATION OF EXECUTIVE’S EMPLOYMENT WITH THE COMPANY, ITS PROMISE TO ARBITRATE ALL EMPLOYMENT-RELATED DISPUTES, AND EXECUTIVE’S RECEIPT OF THE COMPENSATION, PAY RAISES AND/OR OTHER BENEFITS PAID TO EXECUTIVE BY THE COMPANY, AT PRESENT AND IN THE FUTURE, EXECUTIVE AGREES THAT ANY AND ALL CONTROVERSIES, CLAIMS, OR DISPUTES WITH ANYONE (INCLUDING THE COMPANY AND ANY EMPLOYEE, OFFICER, DIRECTOR, SHAREHOLDER OR BENEFIT PLAN OF THE COMPANY, IN THEIR CAPACITY AS SUCH OR OTHERWISE), ARISING OUT OF, RELATING TO, OR RESULTING FROM EXECUTIVE’S EMPLOYMENT OR RELATIONSHIP WITH THE COMPANY OR THE TERMINATION OF EXECUTIVE’S EMPLOYMENT OR RELATIONSHIP WITH THE COMPANY, INCLUDING ANY BREACH OF THIS AGREEMENT, SHALL BE SUBJECT TO BINDING ARBITRATION UNDER THE ARBITRATION PROVISIONS SET FORTH IN THE GENERAL LAWS OF MASSACHUSETTS, CHAPTER 251 (THE “RULES”) AND PURSUANT TO MASSACHUSETTS LAW. THE FEDERAL ARBITRATION ACT SHALL CONTINUE TO APPLY WITH FULL FORCE AND EFFECT. EXECUTIVE AGREES THAT EXECUTIVE MAY ONLY COMMENCE AN ACTION IN ARBITRATION, OR ASSERT COUNTERCLAIMS IN AN ARBITRATION, ON AN INDIVIDUAL BASIS AND, THUS, EXECUTIVE HEREBY WAIVES EXECUTIVE’S RIGHT TO COMMENCE OR PARTICIPATE IN ANY CLASS OR COLLECTIVE ACTION(S) AGAINST THE COMPANY, AS PERMITTED BY LAW. DISPUTES THAT EXECUTIVE AGREES TO ARBITRATE, AND THEREBY AGREE TO WAIVE ANY RIGHT TO A TRIAL BY JURY, INCLUDE ANY STATUTORY CLAIMS UNDER LOCAL, STATE, OR FEDERAL LAW, INCLUDING, BUT NOT LIMITED TO, CLAIMS UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE FAIR LABOR STANDARDS ACT, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE OLDER WORKERS BENEFIT PROTECTION ACT, THE SARBANES-OXLEY ACT, THE WORKER ADJUSTMENT AND RETRAINING NOTIFICATION ACT, THE FAIR CREDIT REPORTING ACT, THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, THE FAMILY AND MEDICAL LEAVE ACT, THE MASSACHUSETTS FAIR EMPLOYMENT PRACTICES ACT, THE MASSACHUSETTS CIVIL RIGHTS ACT, THE MASSACHUSETTS EQUAL PAY ACT, THE MASSACHUSETTS EQUAL RIGHTS ACT, THE GENERAL LAWS OF MASSACHUSETTS, CLAIMS RELATING TO EMPLOYMENT STATUS, CLASSIFICATION AND RELATIONSHIP WITH THE COMPANY, CLAIMS OF HARASSMENT, DISCRIMINATION AND WRONGFUL TERMINATION, AND ANY STATUTORY OR COMMON LAW CLAIMS. EXECUTIVE ALSO AGREES TO ARBITRATE ANY AND ALL DISPUTES ARISING OUT OF OR RELATING TO THE INTERPRETATION OR APPLICATION OF THIS AGREEMENT TO ARBITRATE, BUT NOT DISPUTES ABOUT THE ENFORCEABILITY, REVOCABILITY OR VALIDITY OF THIS AGREEMENT TO ARBITRATE OR ANY PORTION HEREOF OR THE CLASS, COLLECTIVE AND REPRESENTATIVE PROCEEDING WAIVER HEREIN. WITH

RESPECT TO ALL SUCH CLAIMS AND DISPUTES THAT EXECUTIVE AGREES TO ARBITRATE, EXECUTIVE HEREBY EXPRESSLY AGREES TO WAIVE, AND DO WAIVE, ANY RIGHT TO A TRIAL BY JURY. NOTWITHSTANDING THE FOREGOING, EXECUTIVE UNDERSTANDS THAT NOTHING IN THIS AGREEMENT CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHTS UNDER SECTION 7 OF THE NATIONAL LABOR RELATIONS ACT. EXECUTIVE FURTHER UNDERSTANDS THAT THIS AGREEMENT TO ARBITRATE ALSO APPLIES TO ANY DISPUTES THAT THE COMPANY MAY HAVE AGAINST EXECUTIVE.

b. Procedure. EXECUTIVE AGREES THAT ANY ARBITRATION WILL BE ADMINISTERED BY JUDICIAL ARBITRATION & MEDIATION SERVICES, INC. (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (THE “JAMS RULES”), PROVIDED, HOWEVER, THAT THE JAMS RULES SHALL NOT CONTRADICT OR OTHERWISE ALTER THE TERMS OF THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, THE BELOW COST SHARING PROVISION. THE ARBITRATION SHALL BE BEFORE A SINGLE ARBITRATOR WHO SHALL BE A FORMER FEDERAL OR STATE COURT JUDGE. THE ARBITRATION SHALL APPLY THE FEDERAL RULES OF CIVIL PROCEDURE, EXCEPT TO THE EXTENT SUCH RULES CONFLICT WITH THE JAMS RULES. EXECUTIVE UNDERSTANDS THAT THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION (“ARBITRATION COSTS”), EXCEPT AS PROHIBITED BY LAW, AND UNDERSTAND THAT EACH PARTY SHALL SEPARATELY PAY ITS RESPECTIVE ATTORNEYS’ FEES AND COSTS, UNLESS OTHERWISE ORDERED BY THE ARBITRATOR. EXECUTIVE AGREES THAT THE ARBITRATOR SHALL CONSIDER AND SHALL HAVE THE POWER TO DECIDE ANY MOTIONS BROUGHT BY ANY PARTY TO THE ARBITRATION, INCLUDING MOTIONS FOR SUMMARY JUDGMENT AND/OR ADJUDICATION, AND MOTIONS TO DISMISS, PRIOR TO ANY ARBITRATION HEARING. EXECUTIVE AGREES THAT THE ARBITRATOR SHALL ISSUE A WRITTEN DECISION ON THE MERITS. EXECUTIVE ALSO AGREES THAT THE ARBITRATOR SHALL HAVE THE POWER TO AWARD ANY REMEDIES AVAILABLE UNDER APPLICABLE LAW, INCLUDING MULTIPLE DAMAGES AND ATTORNEYS’ FEES. EXECUTIVE AGREES THAT THE DECREE OR AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED AS A FINAL AND BINDING JUDGMENT IN ANY COURT HAVING JURISDICTION THEREOF. EXECUTIVE AGREES THAT THE ARBITRATOR SHALL APPLY SUBSTANTIVE MASSACHUSETTS LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO RULES OF CONFLICT OF LAW. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH SUBSTANTIVE MASSACHUSETTS LAW, MASSACHUSETTS LAW SHALL TAKE PRECEDENCE. EXECUTIVE AGREES THAT THE DECISION OF THE ARBITRATOR SHALL BE IN WRITING. EXECUTIVE AGREES THAT ARBITRATION UNDER THIS AGREEMENT SHALL BE CONDUCTED IN MIDDLESEX COUNTY, MASSACHUSETTS.

c. Remedy. EXCEPT AS PROVIDED BY THE RULES AND THIS AGREEMENT, ARBITRATION SHALL BE THE SOLE, EXCLUSIVE AND FINAL REMEDY FOR ANY DISPUTE BETWEEN EXECUTIVE AND THE COMPANY. ACCORDINGLY, EXCEPT AS PROVIDED FOR BY THE RULES AND THIS AGREEMENT, NEITHER EXECUTIVE NOR THE COMPANY WILL BE PERMITTED TO PURSUE COURT ACTION REGARDING CLAIMS THAT ARE SUBJECT TO ARBITRATION.

d. Availability of Injunctive Relief. EXECUTIVE AGREES THAT ANY PARTY MAY ALSO PETITION THE COURT FOR INJUNCTIVE RELIEF WHERE EITHER PARTY ALLEGES OR CLAIMS A VIOLATION OF THE AT-WILL EMPLOYMENT, CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT, AND ARBITRATION AGREEMENT BETWEEN EXECUTIVE AND THE COMPANY OR ANY OTHER AGREEMENT REGARDING TRADE SECRETS, CONFIDENTIAL INFORMATION, NONCOMPETITION OR NONSOLICITATION. EXECUTIVE UNDERSTANDS THAT ANY BREACH OR THREATENED BREACH OF SUCH AN AGREEMENT WILL CAUSE IRREPARABLE INJURY AND THAT MONEY DAMAGES WILL NOT PROVIDE AN ADEQUATE REMEDY THEREFOR AND BOTH PARTIES HEREBY CONSENT TO THE ISSUANCE OF AN INJUNCTION WITHOUT POSTING OF A BOND.

e. Administrative Relief. EXECUTIVE UNDERSTANDS THAT THIS AGREEMENT DOES NOT PROHIBIT EXECUTIVE FROM PURSUING AN ADMINISTRATIVE CLAIM WITH A LOCAL, STATE, OR FEDERAL ADMINISTRATIVE BODY OR GOVERNMENT AGENCY THAT IS AUTHORIZED TO ENFORCE OR ADMINISTER LAWS RELATED TO EMPLOYMENT, INCLUDING, BUT NOT LIMITED TO, THE MASSACHUSETTS COMMISSION AGAINST DISCRIMINATION, THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION, THE NATIONAL LABOR RELATIONS BOARD, OR THE WORKERS’ COMPENSATION BOARD. THIS AGREEMENT DOES, HOWEVER, PRECLUDE EXECUTIVE FROM PURSUING COURT ACTION REGARDING ANY SUCH CLAIM, EXCEPT AS PERMITTED BY LAW.

f. Voluntary Nature of Agreement. EXECUTIVE ACKNOWLEDGES AND AGREE THAT EXECUTIVE IS EXECUTING THIS AGREEMENT VOLUNTARILY AND WITHOUT ANY DURESS OR UNDUE INFLUENCE BY THE COMPANY OR ANYONE ELSE. EXECUTIVE FURTHER ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS CAREFULLY READ THIS AGREEMENT AND THAT EXECUTIVE HAS ASKED ANY QUESTIONS NEEDED FOR EXECUTIVE TO UNDERSTAND THE TERMS, CONSEQUENCES, AND BINDING EFFECT OF THIS AGREEMENT AND FULLY UNDERSTAND IT, INCLUDING THAT EXECUTIVE IS WAIVING EXECUTIVE’S RIGHT TO A JURY TRIAL. FINALLY, EXECUTIVE AGREES THAT EXECUTIVE HAS BEEN PROVIDED AN OPPORTUNITY TO SEEK THE ADVICE OF AN ATTORNEY OF EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

9. Parachute Payments.

a. Parachute Payments. Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit by the Company or otherwise to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such payments and benefits, including the payments and benefits under Section 5(b)(i), Section 5(b)(ii), and Section 5(c) hereof, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (in the order provided in this Section 9 below) to the minimum extent necessary to avoid the imposition of the Excise Tax on the Total Payments, but only if (a) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (b) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of the Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The Total Payments shall be reduced in the following order: (i) reduction on a pro-rata basis of any cash severance payments that are exempt from Section 409A, (ii) reduction on a pro-rata basis any non-cash severance payments or benefits that are exempt from Section 409A, (iii) reduction on a pro-rata basis of any other payments or benefits that are exempt from Section 409A, and (iv) reduction of any payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A; provided, in case of clauses (ii), (iii) and (iv), that reduction of any payments attributable to the acceleration of vesting of Company equity awards shall be first applied to Company equity awards that would otherwise vest last in time. All determinations regarding the application of this Section 9 shall be made by an accounting firm or consulting group with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by the Company (the “Independent Advisors”). For purposes of determinations, no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, (x) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) or (y) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company. In the event it is later determined that a greater reduction in the Total Payments should have been made to implement the objective and intent of this Section 9, the excess amount shall be returned immediately by Executive to the Company.

10. Whistleblower Protections; Trade Secrets. Nothing in this Agreement, the Proprietary Agreement, Non-Compete Agreement or any other prior agreement between Executive and the Company (together, the “Subject Documents”) prevents Executive from reporting possible violations of law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in any Subject Document: (a) Executive shall not be in breach of any Subject Document, and shall not be held criminally or civilly liable under any federal or state trade secret law (i) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (b) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

11. General Provisions.

a. Waiver. Either Party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that Party thereafter from enforcing each and every other provision of this Agreement.

b. Severability. In the event any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the Parties shall receive the benefits contemplated in this Agreement to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected.

c. Interpretation. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement.

d. Notices. Except as otherwise specifically provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt.

e. Modifications and Amendments. This Agreement may be amended or modified only with the written consent of the Executive and a duly authorized officer of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever. Notwithstanding anything herein to the contrary, to the extent that the Executive or the Company reasonably believe that Section 409A of the Code will result in adverse tax consequences to the Executive as a result of this Agreement, then the Executive and the Company shall renegotiate this Agreement in good faith in order to minimize or eliminate such tax consequences and retain the basic after-tax economics of this Agreement for the Executive to the extent possible.

f. Governing Law and Venue. This Agreement and the rights and obligations of the Parties hereunder shall be construed in accordance with and governed by the law of Massachusetts without giving effect to the conflict of law principles thereof.

g. Entire Agreement. This Agreement, together with the other agreements specifically referenced herein, including the Founder’s RSA, the Non-Compete Agreement, and the Proprietary Agreement, embodies the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof, including the Prior Agreement. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

h. Counterparts. This Agreement may be executed in counterparts, each of which shall be original and all of which together shall constitute one and the same instrument.

i. Company Representations. The Company represents and warrants that it is duly authorized to enter into this Agreement, that there is no law, agreement or other legal restriction on its entering into this Agreement, that its shareholders and Board of Directors has approved this Agreement and that the officer signing this Agreement is duly authorized and empowered to sign this Agreement on behalf of the Company.

THE PARTIES TO THIS AGREEMENT HAVE READ THIS AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION.

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

FREQUENCY THERAPEUTICS, INC.

By:	/s/ Marc A. Cohen

Name:	MARC A. COHEN

Title:	EXECUTIVE CHAIRMAN

DAVID LUCCHINO

/s/ David Lucchino
Signature

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